EXHIBIT 99.1

Urgently Promotes Michael Port to Chief Financial Officer

VIENNA, VA – May 27, 2025 – Urgent.ly Inc. (Nasdaq: ULY) (“Urgently”), a U.S.-based leading provider of digital roadside and mobility assistance technology and services, today announced the appointment of Michael Port as Chief Financial Officer, effective June 6, 2025. Mr. Port assumes the role from Timothy C. Huffmyer, who is stepping down as Chief Financial Officer to pursue other opportunities.

Mr. Port previously served as Senior Vice President of Finance of Urgently. Prior to joining Urgently, Mr. Port served as Vice President of Finance and Controller of Lordstown Motors Corp. (“Lordstown”), an electric vehicle original equipment manufacturer and innovator, from September 2021 until June 2023, then Mr. Port consulted with Lordstown’s successor company, Nu Ride, Inc. (“Nu Ride”), providing transition services to Nu Ride’s management team. Mr. Port previously served as Chief Financial Officer of Energy Focus Inc., a manufacturer of LED lighting products and as an operational and strategic advisor to various manufacturing and service companies through MHPort Consulting LLC.

“We are delighted to have Mike join Urgently at this very exciting time in our Company’s growth,” said Matt Booth, CEO of Urgently. “Mike’s wealth of experience in various senior level financial positions across the automotive industry and other high growth industries make him a great match for Urgently. We appreciate Tim’s many contributions to Urgently, are grateful for his extended help in transition and wish him all the best in his future endeavors.”

About Urgently

Urgently is focused on helping everyone move safely, without disruption, by safeguarding drivers, promptly assisting their journey, and employing technology to proactively avert possible issues. The company’s digitally native software platform combines location-based services, real-time data, AI and machine-to-machine communication to power roadside assistance solutions for leading brands across automotive, insurance, telematics and other transportation-focused verticals. Urgently fulfills the demand for connected roadside assistance services, enabling its partners to deliver exceptional user experiences that drive high customer satisfaction and loyalty, by delivering innovative, transparent and exceptional connected mobility assistance experiences on a global scale. For more information, visit www.geturgently.com.

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